COMPANY CONTACT:
                                    Checkpoint Systems, Inc.
                                    Craig Burns
                                    Executive Vice President,
                                    Chief Financial Officer and Treasurer
                                    (856) 848-1800
                                   INVESTOR RELATIONS CONTACTS:
                                    Christine Mohrmann, Jim Olecki
                                    Financial Dynamics
                                    (212) 850-5600


FOR IMMEDIATE RELEASE


         Checkpoint Systems, Inc. Announces Second Quarter 2006 Results


Thorofare, New Jersey, July 27, 2006 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended June 25, 2006.

For the second quarter 2006, the Company reported earnings from continuing operations of $5.2 million, or $0.13 per diluted share, compared to earnings from continuing operations of $7.5 million or $0.20 per diluted share in the second quarter of 2005. Included in earnings from continuing operations for the second quarter of 2006 is a charge of $0.01 per diluted share related to the Company's restructuring initiatives in Europe and a charge of $0.04 per diluted share related to settlement of the follow-on class action complaints that arose in connection with the ID Security Systems Canada Inc. litigation, as previously announced. In the second quarter of 2005, earnings from continuing operations included a charge of $0.11 per diluted share related to the Company's restructuring initiatives.

"Clearly we are disappointed in our results for the second quarter of 2006, as overall revenue in the quarter declined 10.5% on a constant dollar basis, which was below our expectations," said George Off, Chairman and Chief Executive Officer of Checkpoint. "In the first half of the year we have been implementing a number of strategic initiatives to streamline our business, including the transition of the barcode systems business to SATO, restructuring activities in Europe, new EAS label manufacturing processes, and the transfer of electronics assembly operations to lower-cost facilities. The benefits of these initiatives have not yet been fully realized.

"The revenue decline in the second quarter of 2006 is primarily due to a shortfall in our security business, which declined 16.9% in the quarter. This was a result of weaker than expected performance in Europe and the U.S., and expected difficult year-over-year comparables within our U.S. EAS business. While we continue to see opportunities to convert large chain retailers to radio frequency EAS, large account commitments did not materialize at the anticipated pace. We continue to see the negative impact on revenues from the restructuring of sales operations in Europe, particularly in France. We also saw a 12.2% decrease in revenue from our retail merchandising segment, primarily in Europe.

"A bright spot was our CheckNet(R) service bureau business, where the success of our integrated security tagging solutions continues to drive solid results. CheckNet(R) service bureau revenue increased 25.6% or $4.6 million on a constant dollar basis during the second quarter."

Mr. Off continued "We are going to step up efforts to improve our top line performance in the second half of the year, while also continuing to take actions to right size our cost structure. We will be intensifying our focus on eliminating costs that do not translate into improved revenue and gross margin. At the end of the second quarter of 2006, global headcount was down approximately 16% from the end of the first quarter of 2005. Since that time, headcount has been reduced by 564 employees, including 374 that were transferred to SATO with the sale of the BCS business. We expect to record further restructuring charges throughout the year."

Financial highlights for the second quarter of 2006:

o Revenue for the second quarter of 2006 was $165.0 million, compared to revenue of $185.6 million in the second quarter of last year. Foreign exchange had a negative impact on revenue of $1.1 million, or 0.6%, in the second quarter 2006, as compared to the second quarter 2005.

o Gross profit was $70.1 million, or 42.5% of revenue, compared to $82.0 million, or 44.2% of revenue, in the second quarter of 2005.

o Selling, general, and administrative expenses (SG&A) for the current year period were $56.4 million, compared with $60.1 million a year ago. As a percentage of revenue, SG&A expenses increased to 34.2% in the second quarter of 2006, versus 32.4% in the second quarter of 2005, due to lower sales levels in the current period.

o Research and development expenses for the 2006 second quarter totaled $4.7 million, or 2.9% of revenue, compared with $4.7 million, or 2.5% of revenue, in the second quarter of 2005.

o Other operating gain (loss) for the second quarter of 2006 include a foreign exchange loss of $0.3 million, a $0.2 million loss on the sale of our operations in Hungary, offset by $0.5 million of income from the rendering of transitional services to SATO.

o The GAAP reported operating income was $6.1 million in the second quarter of 2006, compared to $10.9 million in the year ago period. Excluding restructuring expense and litigation settlement costs, operating income in the second quarter of 2006 was $9.0 million, or 5.4% of revenue, compared to $17.2 million, or 9.3% of revenue, in the second quarter of 2005. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o The tax rate on continuing operations was 21.9%.

o The GAAP reported earnings from continuing operations for the second quarter of 2006 was $5.2 million, or $0.13 per diluted share, compared to $7.5 million, or $0.20 per diluted share, for the second quarter of 2005.

o The GAAP reported net earnings for the second quarter of 2006 was $5.2 million, or $0.13 per diluted share, compared to net earnings of $9.5 million, or $0.25 per diluted share, for the second quarter of 2005.

o Excluding restructuring expense and litigation settlement costs, earnings from continuing operations for the second quarter of 2006 were $7.1 million, or $0.18 per diluted share, compared to $12.0 million, or $0.31 per diluted share a year ago. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o At June 25, 2006 cash and cash equivalents were $116.4 million, working capital was $230.2 million and long-term debt was $26.8 million. Capital expenditures in the quarter were $3.2 million.

Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, added, "While gross margins increased by 2.3% over the first quarter of 2006, they were negatively impacted when compared to the second quarter of 2005 due to lower sales volumes in our higher margin segments, higher raw material costs and the effects of manufacturing variances. Although our financial results have been affected by the restructuring actions we have taken, our healthy balance sheet provides us with the capacity to invest in the future growth of the Company."

Financial highlights for the six months ended June 25, 2006:

o Reported revenue of $307.2 million, compared to $342.0 million in the same period of 2005. Foreign exchange had a negative impact on revenue of approximately $8.4 million or 2.4% for the first six months of 2006, compared to 2005.

o Gross profit for the first six months of 2006 was $127.3 million, or 41.4% of revenue, compared to $150.1 million or 43.9% of revenue for the first six months of 2005.

o The GAAP reported operating income was $6.2 million for the first six months of 2006, compared to $13.5 million for the same period of 2005. Excluding the litigation settlement and restructuring charges, operating income was $9.4 million, or 3.0% of revenue, compared to $19.8 million, or 5.8% of revenue, in the first six months of 2005. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o The GAAP reported earnings from continuing operations for the first six months of 2006 was $6.2 million, or $0.15 per diluted share, compared to $9.3 million, or $0.24 per diluted share for the first six months of 2005.

o The GAAP reported net earnings for the first six months of 2006 was $7.7 million, or $0.19 per diluted share, compared to net earnings of $13.3 million, or $0.35 per diluted share, for the first six months of 2005.

o Excluding restructuring expense and litigation settlement costs, earnings from continuing operations for the first six months of year 2006 were $8.2 million, or $0.20 per diluted share, compared to $13.8 million, or $0.36 per diluted share in the year ago period. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o In January of 2006, the Company completed the sale of the barcode systems (BCS) businesses to SATO for total consideration of $37 million in cash, plus the assumption by SATO of $5 million in liabilities. The final purchase price is subject to certain post-close adjustments relating to net operating assets. Included in discontinued operations for the first six months of 2006, is a gain on sale of the barcode systems business of $1.5 million or $0.04 earnings per share.

Mr. Off concluded "While the first half of 2006 was a challenge, we remain committed to our long-term strategy and believe it will position us well for the future. Over the remainder of the year our primary focus will be on taking steps to enhance the effectiveness of our sales efforts, while further reducing our operating costs. We expect to see our financial performance improve as we enter the seasonally stronger second half of the year. However, due to our lower-than-expected results for the year to date, we are revising our guidance for 2006."

Based on current market conditions, Checkpoint Systems now expects financial results for the 2006 full year to be as follows:

o Revenues, at current exchange rates, down 7% to 9% versus
  2005, with third quarter revenues expected to be down approximately 10% versus the same period in 2005

o Operating margins in the range of  7% to 8%

o Diluted earnings per share of between $0.95 and $1.05, excluding restructuring expense and litigation settlement costs

o Expensing of stock options and share based compensation will impact earnings by $0.11 to $0.12 per diluted share, which is included in the earnings per share guidance above

o An annualized tax rate of approximately 21%

o Free cash flow (cash flow from operations less capital expenditures) of between $30 million and $40 million

This guidance does not include the impact of unusual charges, such as restructuring charges and litigation settlement costs, that the Company may incur during the year, and assumes a continuation of current exchange rates.

Checkpoint Systems will host a conference call today, July 27, 2006, at 10:00 A.M. Eastern Time, to discuss its second quarter 2006 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 32 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.


                                 (Tables Follow)

                            Checkpoint Systems, Inc.
                      Consolidated Statements of Operations
                      (Thousands except per share amounts)
                                   (unaudited)

                                                       Quarter                         Six Months
                                                  (13 weeks) Ended                  (26 weeks) Ended
                                            ---------------------------------------------------------------------

                                                  June 25,       June 26,            June 25,          June 26,
                                                   2006           2005                2006              2005
-------------------------------------------------------------------------------------------------------------------


Net revenues                                      $165,000       $185,635            $307,220          $342,023
Cost of revenues                                    94,927        103,621             179,890           191,884
-------------------------------------------------------------------------------------------------------------------
Gross profit                                        70,073         82,014             127,330           150,139

Selling, general, and administrative
  expenses                                          56,351         60,086             109,222           120,872
Research and development                             4,744          4,723               8,753             9,502
Restructuring expense                                  609          6,274                 856             6,274
Litigation settlement                                2,251              -               2,251                 -
-------------------------------------------------------------------------------------------------------------------
Operating income                                     6,118         10,931               6,248            13,491

Interest income                                      1,149            483               2,274             1,069
Interest expense                                       552            908                 955             1,881
Other gain/(loss), net                                  44           (47)                 416               131
-------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations
  before income taxes and minority interest          6,759         10,459               7,983            12,810

Income taxes                                         1,481          2,895               1,771             3,434
Minority interest                                       33             26                  55                49
-------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                  5,245          7,538               6,157             9,327

Earnings (loss) from discontinued
  operations, net of tax                              (55)          1,963               1,518             4,005
-------------------------------------------------------------------------------------------------------------------
Net earnings                                        $5,190         $9,501              $7,675           $13,332
-------------------------------------------------------------------------------------------------------------------

Basic Earning per Share:
Earnings from continuing operations                  $0.13          $0.20               $0.16             $0.24
Earnings from discontinued
  operations, net of tax                                 -          $0.05               $0.04             $0.11
-------------------------------------------------------------------------------------------------------------------
Basic earnings per share                             $0.13          $0.25               $0.20             $0.35
-------------------------------------------------------------------------------------------------------------------

Diluted Earnings per Share:
Earnings from continuing operations                  $0.13          $0.20               $0.15             $0.24
Earnings from discontinued
  operations, net of tax                                 -          $0.05               $0.04             $0.11
-------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                           $0.13          $0.25               $0.19             $0.35
-------------------------------------------------------------------------------------------------------------------


                            Checkpoint Systems, Inc.
                       Summary Consolidated Balance Sheet
                                   (Thousands)

                                                        June 25,                     December 25,
                                                         2006                           2005
                                                        --------                     ------------
                                                      (unaudited)


Cash and Cash Equivalents                               $116,405                      $113,223
Working Capital                                         $230,241                      $209,526
Current Assets                                          $400,988                      $415,967
Total Debt                                              $ 31,209                      $ 37,130
Shareholders' Equity                                    $431,022                      $398,322
Total Assets                                            $729,660                      $736,368

                                                       # # #

Reconciliation of Non-GAAP Financial Measures in Accordance with
SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulation G and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

                            Checkpoint Systems, Inc.
              Reconciliation of GAAP to Non-GAAP Financial Measures
                                   (Thousands)
                                   (unaudited)


                                                                 Quarter Ended                     Six Months Ended
                                                                  (13 Weeks)                          (26 Weeks)


                                                              June 25,       June 26,           June 25,         June 26,
                                                                2006           2005               2006             2005
                                                            -------------  -------------      -------------   -------------

Reconciliation of GAAP to Non-GAAP Operating Margin:
Net revenues                                                  $165,000       $185,635           $307,220         $342,023
                                                            =============  =============      ==============  =============

GAAP operating income                                           $6,118        $10,931             $6,248          $13,491

Non-GAAP adjustments:

Restructuring expense                                              609          6,274                856            6,274

Loss from settlement of lawsuit with ID Security
  Systems Canada Inc.                                            2,251             --              2,251               --
                                                            -------------  -------------      -------------   -------------

Adjusted Non-GAAP operating income before
   taxes and minority interest                                  $8,978        $17,205             $9,355          $19,765
                                                            =============  =============      ==============  =============

GAAP operating margin                                              3.7%           5.9%               2.0%             3.9%
Adjusted Non-GAAP operating margin                                 5.4%           9.3%               3.0%             5.8%


                            Checkpoint Systems, Inc.
         Reconciliation of GAAP to Non-GAAP Financial Measures continued
                      (Thousands except per share amounts)
                                   (unaudited)

                                                                 Quarter Ended                    Six Months Ended
                                                                   (13 Weeks)                        (26 Weeks)

                                                            June 25,       June 26,           June 25,         June 26,
                                                              2006           2005               2006             2005
                                                          ------------   ------------       ------------     ------------

Reconciliation of GAAP to Non-GAAP Net
  Income:
Earnings from continuing operations, as reported            $5,245         $7,538             $6,157           $9,327

Non-GAAP adjustments:

Restructuring expense, net of tax                              405          4,445                548            4,445

Loss from settlement of lawsuit with ID
  Security Systems Canada Inc., net of tax                   1,463             --              1,463               --
                                                          ------------   ------------       ------------     ------------

Adjusted earnings from continuing operations                $7,113        $11,983             $8,168          $13,772
                                                          ============   ============       ============     ============

Reported diluted shares                                     40,539         38,700             40,478           38,625

Adjusted diluted shares                                     40,539         38,700             40,478           38,625

Reported earnings per share from continuing operations -     $0.13          $0.20              $0.15            $0.24
diluted

Adjusted earnings per share from continuing operations -     $0.18          $0.31              $0.20            $0.36
diluted


                                                        ###